Exhibit 5

                                   August 7, 1997



Arguss Holdings, Inc.
One Church Street
Rockville, Maryland 20850

Dear Sirs:

     This opinion is being given in connection with the Registra tion Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission by Arguss
Holdings, Inc. (the "Company") on or about the date hereof for the purpose of registering under the Securities Act of 1933, as amended, an aggregate of 5,234,696 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), consisting of (i) 4,000,000 shares of Common Stock to be issued by the Company to the holders (the Class A Shareholders") of the Company's Class A Common Stock, $.01 par value per share (the
"Class A Common Stock"), in connection with the conversion of 4,000,000 shares of Class A Common Stock into 4,000,000 shares of Common Stock, as required pursuant to the terms and conditions of the Class A Common Stock, and (ii) an aggregate of up to 1,234,696 shares of Common Stock held by James D. Gerson and Sontek Industries, Inc. Boby J. Payne, Scott A. Stevens, Laurie Hutcheison, Mike Pelkey, Tom Pelkey, Merle Drager, Lenny Obolsky, Pat Hernon and Brian Friest (collectively, the "Selling Shareholders"). In connection with this opinion, we have examined such corporate records,certificates and other documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion.

     Upon the basis of such examination, we advise you that, in our opinion, the Shares have been legally authorized for issuance and when sold by the Class A Shareholders and the Selling
Shareholders will be validly issued, fully paid and nonassessable shares of Common Stock of the Company.

     We hereby consent to the use of our name in the Registration
Statement and to the filing of this opinion as an exhibit to such Registration Statement.

                                   Very truly yours,



                                   ROBINSON & COLE LLP